                                                                    Exhibit 12.1


                            LAMAR ADVERTISING COMPANY
                 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                    Year Ended October 31,                  Year Ended
                                                    ----------------------                  December 31,
                                        1993          1994          1995          1996         1997
                                      --------      --------      --------      --------     --------
EARNINGS
Net earnings (loss)                   $   (653)     $  7,299      $ 10,698      $ 10,849     $  2,841
Income tax expense (benefit)               476        (2,072)       (2,390)        7,099        4,654
Fixed charges                           15,398        19,161        22,032        22,044       48,591
                                      --------      --------      --------      --------     --------

Earnings as adjusted                  $ 15,221      $ 24,388      $ 30,340      $ 39,992     $ 56,086
                                      ========      ========      ========      ========     ========

FIXED CHARGES
Interest expense                      $ 11,502      $ 13,599      $ 15,783      $ 15,441     $ 38,230
Amortization of debt
   issuance costs                          235           563           565           653        1,762
Rents under leases representative
   of an interest factor                 3,661         5,000         5,684         5,950        8,599
                                      --------      --------      --------      --------     --------
Fixed charges (as adjusted)           $ 15,398      $ 19,161      $ 22,032      $ 22,044     $ 48,591
                                      ========      ========      ========      ========     ========

PREFERRED STOCK DIVIDENDS             $      0      $      0      $      0      $    604     $    963
                                      --------      --------      --------      --------     --------

Total fixed charges combined
   with preferred dividends           $ 15,398      $ 19,161      $ 22,032      $ 22,648     $ 49,554
                                      ========      ========      ========      ========     ========


Ratio of earnings to fixed
   charges                                0.99          1.27          1.38          1.81         1.15

Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                        0.99          1.27          1.38          1.77         1.13